Exhibit 99.1

             Covalent Group Announces Cost Reduction Initiatives

         Company Reiterates 2004 Goal of $30 Million in New Business

    WAYNE, Pa., Aug. 30 /PRNewswire-FirstCall/ -- Covalent Group, Inc. (Nasdaq: CVGR) today announced that it has initiated a rationalization and efficiency program to realign employee responsibilities and reduce workforce, as appropriate, in order to reduce the Company's future annual salary and benefits expense by approximately $1.1 million. The Company expects to take a one-time charge in the range of $170 to $215 thousand in the third quarter of 2004 in connection with the implementation of this program.
    Kenneth M. Borow, M.D., President & Chief Executive Officer commented, "Our key near-term goal is to return the Company to profitability. The job realignment and associated reduction in workforce program announced today reflects an extensive review of our anticipated future operating requirements. It reflects both the changing needs of the Company due to recently completed clinical trials and the implementation of technological processes to improve operational efficiencies. In addition, with our growing interest in hypothesis-based patient disease registries, we needed to reorient portions of our workforce to reflect the requirements of this broader product offering to our clients. We believe our cost reduction initiatives can be accomplished while improving the overall success of the business as we transition into the start-up of numerous recently-signed contracts."
    Dr. Borow continued, "The past nine months have seen significant accomplishments for our company that we believe will contribute to our goal for profitability on an annual basis. Our total new business announcements of $14.1 million in the second quarter is the largest amount in a single quarter in the Company's history. We also continue to actively and vigorously pursue a broad array of new business opportunities and continue to anticipate that we will meet or exceed our previously stated 2004 new business goal of $30 million. These new business awards combined with our cost reduction initiatives should position the Company for improved operating results in 2005."

    About Covalent Group
    Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, vaccines, biologics, gene therapy, immunology, endocrinology/metabolism, diabetes, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, women's' health and respiratory medicine. Covalent believes that its leadership in the design and management of complex clinical trials, its application of innovative technologies, its therapeutic expertise as well as its commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in South America, Eastern Europe, Russia and Ukraine, and Australia, New Zealand, and the Asia-Pacific region, Covalent is able to meet the global drug development needs of its clients.

    This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; and (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group's SEC filings, including its Annual Report on Form 10-K and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group's investor relations department.

     Investor Relations Contact:    Lawrence Hoffman, CPA, Esq.
                                    CFO, Covalent Group, Inc.
                                    (610) 975-9533

     Contact us on-line:            http://www.covalentgroup.com

SOURCE  Covalent Group, Inc.
    -0-                             08/30/2004
    /CONTACT: Lawrence Hoffman, CPA, Esq., CFO, Covalent Group, Inc., +1-610-975-9533/
    /Web site:  http://www.covalentgroup.com /
    (CVGR)

CO:  Covalent Group, Inc.
ST:  Pennsylvania
IN:  HEA BIO MTC
SU:  PER